Exhibit 99.1

                                      [LOGO]    Investor Relations Contact:
                                       HAWK     Hawk Associates, Inc.
                                    ASSOCIATES, Frank Hawkins and Julie Marshall
                                       INC.     Phone: (305) 451-1888
[LOGO] UTG                                      E-mail: info@hawkassociates.com
UNIVERSAL TRAVEL GROUP                          http://www.hawkassociates.com

1330 Avenue of the Americas, 21st Floor
New York, NY 10019
Contact: Jacalyn Guo
e-mail: Jacalyn@chutg.com
Phone: (646) 200-6314
www.chutg.com

               Universal Travel Group Q3 FY'07 Revenue $20.4M; Net
                        Income $3.1M or $0.09 Diluted EPS
                          Revenue up 190% Sequentially

NEW YORK CITY and SHENZHEN, China - November 9, 2007 -- Universal Travel Group (OTCBB: UTVG), a fast growing travel services provider in China specializing in packaged tours, air ticketing, hotel reservation and air cargo transportation, announced financial results for the third quarter ended September 30, 2007.

Universal Travel reported record revenue of $20.4 million for the third quarter, an increase of approximately 1,252% from $1.5 million for the comparable quarter in fiscal year 2006 and 190% sequentially from the second quarter of 2007. The increase in revenue is attributed to the acquisition of Xi'an Golden Net on August 6, 2007 and Shanghai Lanbao on August 8, 2007. For the quarter, UTVG's wholly owned subsidiary Shenzhen Yu Zhi Lu Aviation Service Company Ltd. reported $4.3 million in revenue, or approximately 21% of overall sales for the company. Speedy Dragon, with revenues of $3.1 million, contributed 15% of the company's revenue. In Q3 FY'07, Xi'an Golden Net and Shanghai Lanbao reported $4.5 million and $8.5 million in revenue respectively, or approximately 22% and 42%, respectively, of overall company sales.

Net income for the quarter was $3.1 million, or $0.09 earnings per share, up approximately 219% from $962,633 in Q3 FY'06. On a sequential basis, net income increased 86% from $1.7 million in Q2 FY'07, primarily due to incremental revenue contributions from Xi'an Golden Net and Shanghai Lanbao. The weighted average number of shares outstanding during the third quarter was 35,686,050.

For the first nine months of 2007, revenue was $34.3 million and net income was $5.4 million, or approximately $0.15 per share. This compares to revenue of $3.2 million and net income of $1.9 million for the same nine month period last year. Income from operations was $6.5 million for the first nine months of 2007, up from $2.2 million for the comparable period last year.

Universal Travel Group Chairwoman and CEO, Jiangping Jiang, said, "Universal Travel had an outstanding third quarter, showing a significant sequential increase in revenues. Revenues for the quarter were $20.4 million, with a gross profit of $4.5 million, which yielded a gross margin of 22%. Our net profit margin for Q3 FY '07 was 15%.

"This quarter Universal also saw assets more than triple, increasing to $19.0 million, of which $7.5 million was goodwill, from assets of $5.4 million at the end of Q3 FY'06. Sequentially assets rose 44% from $13.2 million in the second quarter of this year. We expect assets to continue increasing as a result of our acquisitions of Foshan Overseas and Tianjin Golden Dragon in the fourth quarter.

"Looking at UTVG's sequential growth, it is apparent that from its inception as a single air ticketing agency it has steadily improved operations quarter-over-quarter. It is clear from this growth that our strategy, to focus acquisitions primarily on packaged tours to boost the growth of our air ticketing, hotel reservation and cargo transportation business segments, has been successful. We have established Universal as a leader in China's thriving tourism industry by building credibility with brand recognition and acquisitions of leading companies in their particular niches.

"Our revenues of $34.3 million in just nine months nearly equaled our previously announced range of approximately $35million to $36 million in revenues for all of 2007, up 250% to 260% from $10.01 million reported in fiscal year 2006. Looking forward, we remain confident that our net income for the 2007 fiscal year will be at least in the range of $8.2 million to $8.5 million, or $0.23 to $0.24 earnings per share, an increase of 222% to 233% from $2.55 million reported in fiscal year 2006.

"Furthermore, with the rapid expansion of our company we have relocated our U.S. headquarters from Los Angeles to New York City and we look forward to forging a close relationship with our investor base there."

The company's new address is 1330 Avenue of the Americas, 21st floor, New York, NY 10019. The company has also changed its telephone number, which is now (646) 200-6314.

Universal Travel will hold a conference call with key members of its management team to discuss these results on November 12 at 10:00 a.m. Eastern.

To participate, dial (877) 407-8035 after 9:50 a.m. ET on November 12. International callers should dial (201) 689-8035. While in conference, if callers should experience any difficulty or require operator assistance, they can press the (*) followed by the (0) button. This will call an operator to the line.

A live webcast of the call will be available at http://www.vcall.com/IC/CEPage.asp?ID=122442 and at http://www.hawkassociates.com/utvgmore.aspx. The webcast will be archived until February 12, 2008.

Financial statements follow.

About Universal Travel Group

Universal Travel Group, a fast growing travel services provider in China, is engaged in providing reservation, booking, and domestic and international travel and tourism services throughout China. The company's core services include tour packaging for customers, booking services for air tickets and hotels as well as air cargo transportation. Universal Travel Group has completed acquisitions of Speedy Dragon, specializing in air cargo transportation; Xi'an Golden Net, specializing in travel packaged tours; and Shanghai LanBao, specializing in hotel reservation. In October UTVG closed the acquisition of Foshan Overseas International, a company that handles domestic and international travel inquiries as well as corporate travel, offering specialized packages that include national and international air ticket booking, hotel reservations, conference center reservations and rental cars. Universal Travel's goal is to become China's leading travel services provider in all fields of tourism industry including the aviation, cargo, hotel booking and tour packaging segments. For more information, visit http://www.chutg.com.

A profile for Universal Travel Group investors can be accessed at http://www.hawkassociates.com/utvgprofile.aspx. For investor relations information regarding Universal Travel Group, contact Jacalyn Guo at (646) 200-6314, e-mail Jacalyn@chutg.com, or contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail info@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive free e-mail notification of future releases, subscribe at http://www.hawkassociates.com/email.aspx.

Forward-looking Statement:

The statements in these news releases contain forward-looking information within the meaning of the Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties. In each case actual results may differ materially from such forward-looking statements. Any statements regarding targets for future results are forward-looking and actual results may differ materially. These are the company's targets, not predictions of actual performance.

                             UNIVERSAL TRAVEL GROUP
                           CONSOLIDATED BALANCE SHEETS
                    SEPTEMBER 30, 2007 AND DECEMBER 31, 2006

 ASSETS                                                           2007            2006
                                                                  ----            ----
CURRENT ASSETS
CASH AND CASH EQUIVALENTS                                     $ 2,728,860    $ 1,043,555
ACCOUNTS RECEIVABLE                                             3,409,310         18,788
ACQUISITION DEPOSIT                                               593,342      2,881,823
LOANS RECEIVABLE                                                  731,494        661,158
DUE FROM SHAREHOLDERS                                             776,180             --
TRADE DEPOSIT                                                     905,953        959,605
ADVANCES                                                        2,246,443      1,831,558
REFUNDABLE DEPOSITS                                                34,518         34,004
PREPAID EXPENSES AND OTHER RECEIVABLES                             13,090         31,842
                                                              -----------    -----------
TOTAL CURRENT ASSETS                                           11,439,190      7,462,333

PROPERTY & EQUIPMENT, NET                                          97,633         51,555
INTANGIBLE ASSETS                                                  26,759         49,938
GOODWILL                                                        7,477,233             --
                                                              -----------    -----------
                                                                7,601,625        101,493
                                                              -----------    -----------

TOTAL ASSETS                                                  $ 9,040,815    $ 7,563,826
                                                              ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
NOTES PAYABLE - BANK                                          $ 1,289,873    $        --
ACCOUNTS PAYABLE AND ACCRUED EXPENSES                           3,638,978      3,391,229
INCOME TAX PAYABLE                                                591,465        263,850
                                                              -----------    -----------
TOTAL CURRENT LIABILITIES                                       5,520,316      3,655,079

STOCKHOLDERS' EQUITY

COMMON STOCK, $.001 PAR VALUE, 70,000,000
SHARES AUTHORIZED, 35,686,050 ISSUED AND OUTSTANDING               35,686         30,450
ADDITIONAL PAID IN CAPITAL                                      4,260,177        332,013
OTHER COMPREHENSIVE INCOME                                        329,709        103,811
STATUTORY RESERVE                                                  80,458             --
RETAINED EARNINGS                                               8,814,469      3,442,473
                                                              -----------    -----------
TOTAL STOCKHOLDERS' EQUITY                                     13,520,499      3,908,747
                                                              -----------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $19,040,815    $ 7,563,826
                                                              ===========    ===========

                             UNIVERSAL TRAVEL GROUP
                        CONSOLIDATED STATEMENTS OF INCOME
                    FOR THE THREE MONTHS ENDED SEPTEMBER 30,

                                                      2007             2006
                                                      ----             ----

REVENUES                                          $ 20,351,424     $  1,505,068
COST OF SERVICES                                    15,845,845               --
                                                  ------------     ------------
GROSS PROFIT                                         4,505,579        1,505,068

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES           812,464          398,236
                                                  ------------     ------------
INCOME FROM OPERATIONS                               3,693,115        1,106,832

OTHER (INCOME) EXPENSE                                                  (23,550)
INTEREST INCOME                                         (2,955)          (1,745)
INTEREST EXPENSE                                        21,442              331
                                                  ------------     ------------
TOTAL OTHER (INCOME) EXPENSE                            18,487          (24,964)
                                                  ------------     ------------
INCOME BEFORE INCOME TAXES                           3,674,628        1,131,796

PROVISION FOR INCOME TAXES                             608,153          169,163
                                                  ------------     ------------
NET INCOME                                        $  3,066,475     $    962,633
                                                  ============     ============

                             UNIVERSAL TRAVEL GROUP
                        CONSOLIDATED STATEMENTS OF INCOME
                     FOR THE NINE MONTHS ENDED SEPTEMBER 30,

                                                      2007             2006
                                                      ----             ----

REVENUES                                          $ 34,336,927     $  3,197,667
COST OF SERVICES                                    24,956,917               --
                                                  ------------     ------------
GROSS PROFIT                                         9,380,010        3,197,667

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES         2,222,407          966,186
STOCK BASED COMPENSATION                               633,360
                                                  ------------     ------------
                                                     2,855,767          966,186
                                                  ------------     ------------
INCOME FROM OPERATIONS                               6,524,243        2,231,481
                                                  ------------     ------------

OTHER (INCOME) EXPENSE                                      --          (23,550)
INTEREST INCOME                                        (17,783)         (10,100)
INTEREST EXPENSE                                        42,724            2,044
                                                  ------------     ------------
TOTAL OTHER (INCOME) EXPENSE                            24,941           31,606
                                                  ------------     ------------
INCOME BEFORE INCOME TAXES                           6,499,302        2,263,087

PROVISION FOR INCOME TAXES                           1,127,306          339,597
                                                  ------------     ------------
NET INCOME                                        $  5,371,996     $  1,923,490
                                                  ============     ============


REVENUE ANALYSIS OF THE FOUR CORE BUSINESS SEGMENTS OF UTVG:

                  YZL               SSD              XGN               SLB              TOTAL
SALES             $4,304,780        $3,071,639       $4,521,056        $8,453,949       $20,351,424
COST OF SERVICE   -$1,772,046       -$2,368,941      -$3,873,329       -$7,831,529      -$15,845,845
----------------------------------------------------------------------------------------------------
GROSS PROFIT      $2,532,734        $702,698         $647,727          $622,420         $4,505,579

                  YZL(%)            SSD(%)           XGN(%)            SLB(%)           TOTAL(%)
SALES             21%               15%              22%               42%              100%

GROSS PROFIT      56%               16%              14%               14%              100%